UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2019

PING IDENTITY HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-39056	81-2933383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 17th Street, Suite 100, Denver, CO		80202
(Address of principal executive offices)		(Zip Code)

(303)-468-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	PING	The New York Stock Exchange

Item 1.01             Entry into a Material Definitive Agreement.

On December 12, 2019, Roaring Fork Intermediate, LLC, a Delaware limited liability company (“Holdings”), and Ping Identity Corporation, a Delaware corporation (the “Borrower”), each a wholly-owned subsidiary of Ping Identity Holding Corp.,  entered into a credit agreement (the “Credit Agreement”) with the financial institutions identified therein as lenders, Bank of America, N.A. as administrative agent, and BOFA Securities, Inc. and RBC Capital Markets as joint lead arrangers.  The Credit Agreement is guaranteed by Holdings and the Borrower’s material domestic subsidiaries (the “Guarantors,” and, together with the Borrower, the “Loan Parties”) and is supported by a security interest in substantially all of the Loan Parties’ personal property and assets.

The Credit Agreement provides for an initial $150 million in commitments for revolving credit loans, which amount may be increased or decreased under specific circumstances,  with a $15 million letter of credit sublimit and a $50 million alternative currency sublimit.  In addition, the Credit Agreement provides for the ability of Borrower to request incremental term loan facilities, in a minimum amount of $10 million for each facility, if, among other things, the Senior Secured Net Leverage Ratio (as defined in the Credit Agreement), calculated giving pro forma effect to the requested term loan facility, is no greater than 3.50 to 1.00.   Borrowings pursuant to the Credit Agreement may be used for working capital and other general corporate purposes, including for acquisitions permitted under the Credit Agreement.

Borrowings under the Credit Agreement are scheduled to mature on December 12, 2024.  The Credit Agreement contains certain customary events of default, which include failure to make payments when due thereunder, the material inaccuracy of representations or warranties, failure to observe or perform certain covenants, cross-defaults, bankruptcy and insolvency-related events, certain judgments, certain ERISA-related events, or a Change in Control (as defined in the Credit Agreement).

The Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants, including certain restrictions on the ability of the Loan Parties and their Restricted Subsidiaries (as defined in the Credit Agreement) to incur any additional indebtedness or guarantee indebtedness of others, to create liens on properties or assets,  and to enter into certain asset and stock-based transactions.  In addition, under the terms of the Credit Agreement, (i) the Senior Secured Net Leverage Ratio shall not be more than 3.50 to 1.00, provided that the maximum Senior Secured Net Leverage Ratio shall be increased to 4.00 to 1.00 during a fiscal year in which a Material Acquisition (as defined in the Credit Agreement) has been consummated, and (ii) the Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) shall not be less than 3.50 to 1.00.

The interest rates applicable to revolving credit lines under the Credit Agreement are, at the Borrower’s option, either (i) a base rate, which is equal to the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period (each term as defined in the Credit Agreement) plus 1%, or (ii) the Adjusted LIBO Rate equal to the LIBO Rate for the Interest Period multiplied by the Statutory Reserve Rate (each term as defined in the Credit Agreement), plus in the case of each of clauses (i) and (ii), the Applicable Rate. The Applicable Rate (i) for base rate Loans ranges from 0.25% to 1.0% per annum and (ii) for LIBO Rate Loans ranges from 1.25% to 2.0% per annum, in each case, based on the Senior Secured Net Leverage Ratio (as defined in the Credit Agreement). The Adjusted LIBO Rate cannot be less than zero. Base rate borrowings may only be made in dollars. The Borrower will pay a commitment fee during the term of the Credit Agreement ranging from 0.20% to 0.35% per annum based on the Senior Secured Net Leverage Ratio (as defined in the Credit Agreement).

Any borrowing under the Credit Agreement may be repaid, in whole or in part, at any time and from time to time without premium or penalty other than customary breakage costs, and any amounts repaid may be reborrowed.  No mandatory prepayments will be required other than when borrowings and letter of credit usage exceed the aggregate commitment of all lenders.

Item 2.03            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Form on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01             Certain Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description

10.1

Credit Agreement, dated as of December 12, 2019, by and among Roaring Fork Intermediate, LLC, Ping Identity Corporation, the other loan parties party thereto, the lenders party thereto, Bank of America, N.A., as administrative agent, and BOFA Securities Inc. and RBC Capital Markets as joint lead arrangers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PING IDENTITY HOLDING CORP.

Date: December 13, 2019	By:	/s/ Lauren Romer
	Name:	Lauren Romer
	Title:	Chief Legal Officer